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                                                                EXHIBIT 3.1


                                 AMENDED AND RESTATED
                              ARTICLES OF INCORPORATION
                                          OF
                                HAMILTON BANCORP INC.

    The original Articles of Incorporation were filed with the Secretary of State on April 1, 1988.


                                      ARTICLE I
                                         NAME

    The name of the corporation is HAMILTON BANCORP INC. (hereinafter called the "Corporation").

                                      ARTICLE II
                                       PURPOSE

    The purposes of the Corporation shall be to engage in any activities or business permitted under the laws of the United States of America and the State of Florida.

                                     ARTICLE III
                                   PRINCIPAL OFFICE

 ` The address of the principal office and the mailing address of the Corporation is 3750 N.W. 87th Avenue, Miami, Florida 33178.

                                      ARTICLE IV
                                    CAPITAL STOCK

    The maximum number of shares of all classes of capital stock which the Corporation is authorized to issue is Eighty-Five Million (85,000,000) shares, consisting of (i) Seventy-Five Million (75,000,000) shares of common stock, par value $0.01 per share (the "Common Stock"), and (ii) Ten Million (10,000,000) shares of preferred stock, par value $0.01 per share (the Preferred Stock").

    Except as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, cumulative voting by any shareholder is hereby expressly denied.

    No shareholder of the Corporation shall have, by reason of holding shares of any class or series of stock of the Corporation, any preemptive or preferential rights to purchase or subscribe for any other shares of any class or series of the Corporation now or hereafter authorized, any other

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equity securities of the Corporation or any notes, debentures, warrants, bonds or other securities convertible into, or carrying options or warrants to purchase shares of, any class stock of the Corporation, now or hereafter authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholder.

                                      ARTICLE V
                                     COMMON STOCK

    Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock. The holders of the Common Stock shall be entitled to one vote per share on all matters submitted to a vote of shareholders, including, without limitation, the election of directors.

    Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

    Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled, if any, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests to the exclusion of the holders of the Preferred Stock.


                                      ARTICLE VI
                                   PREFERRED STOCK

    The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights and qualifications, limitations and restrictions as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors.

    Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock and with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions providing for the issuance thereof the following:

    (i) whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

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    (ii)    the number of shares to constitute the class or series and the designations thereof,

    (iii) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

    (iv) whether or not the shares of any class or series shall be redeemable and, if redeemable, the redemption price or prices and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

    (v) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund or funds are established, the annual amount thereof and the terms and provisions relative to the operation thereof,

    (vi) the dividend rate, if any, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends shall accumulate;

    (vii) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

    (viii) whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices, the ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated, expressed or provided for in such resolution or resolutions; and

    (ix) such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable.

    The shares of each class or series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such

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series unissued shares of the Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

                                     ARTICLE VII
                                  BOARD OF DIRECTORS

    The Board of Directors of the Corporation shall consist of not less than one nor more than twenty-one directors with the exact number to be fixed from time to time by the affirmative vote of a majority of directors then in office or the affirmative vote of the holders of a majority of the shares entitled to vote on the matter. Whenever any vacancy on the Board shall occur for any reason, a majority of directors then in office, although less than a quorum of the entire Board, or the holders of a majority of the shares entitled to vote on the matter, may fill the vacancy or vacancies for the balance of the unexpired term or terms, at which time a successor or successors shall be duly elected by the shareholders and qualified.

                                     ARTICLE VIII
                               MEETINGS OF SHAREHOLDERS

    Any required action or vote of shareholders of the Corporation must be taken at a meeting duly called and held, and may not be taken by written consent in lieu of a meeting.

    Except as otherwise required by law, the Corporation shall not be required to hold a special meeting of shareholders of the Corporation unless, in addition to any other requirements of law, (i) the holders of not less than thirty percent (30%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held or (ii) the meeting is called by the Board pursuant to a resolution approved by a majority of the entire Board. Only business within the purpose or purposes described in the special meeting notice required by the Florida Business Corporation Act may be conducted at a special shareholders' meeting.

                                      ARTICLE IX
                                        BYLAWS

    Unless otherwise provided by law, the Bylaws of the Corporation may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted, by the affirmative vote of a majority of the directors in office or the affirmative vote of holders of a majority of the shares entitled to vote on the matter.

                                      ARTICLE X
                                      INDEMNITY

    The Corporation shall indemnify, and shall advance expenses on behalf of, its officers and

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directors to the fullest extent not prohibited by any law in existence either now or hereafter.

                                      ARTICLE XI
                             REGISTERED OFFICE AND AGENT

    The street address of the Corporation's registered office shall be 3750 N.W. 87th Avenue, Miami, Florida 33178 and the registered agent for the Corporation at such address shall be J. Reid Bingham.

                                     ARTICLE XII
                                      AMENDMENT

    Except as provided herein, these Amended and Restated Articles of Incorporation may be altered, amended or repealed by the shareholders of the Corporation in accordance with the applicable laws of the State of Florida.


    IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed by its Chairman of the Board this 23rd day of January, 1997.


                                  HAMILTON BANCORP INC.



                                  By: /S/ Eduardo A. Masferrer
                                      Eduardo A. Masferrer
                                      Chairman of the Board

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                            ACCEPTANCE OF REGISTERED AGENT


    Having been named as registered agent and to accept service of process for Hamilton Bancorp Inc. at the place designated in the Amended and Restated Articles of Incorporation, I hereby accept the appointment as registered Agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

Dated:  January 23, 1997



                                     /s/ J. Reid Bingham
                                       J. Reid Bingham

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